EXHIBIT 21

PEREGRINE PHARMACEUTICALS, INC.
Subsidiaries of Registrant

During January 2002, the Company announced the formation of Avid Bioservices, Inc., a wholly owned subsidiary of Peregrine Pharmaceuticals, Inc.

On April 24, 1997, the Company acquired its wholly owned subsidiary, Vascular Targeting Technologies, Inc. (formerly known as Peregrine Pharmaceuticals, Inc.).

On August 28, 2006, the Company established a wholly owned subsidiary, Peregrine (Beijing) Pharmaceutical Technology Ltd. in the Haidian District, Beijing, Peoples Republic of China.